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                                                                    EXHIBIT 99.1

              Press Release of the Company dated December 2, 1998

PRESS RELEASE
FOR RELEASE: 6:00 P.M., EASTERN TIME, DECEMBER 2, 1998

GORGES/QUIK-TO-FIX FOODS, INC. ANNOUNCES SUCCESSFUL COMPLETION OF CASH TENDER OFFER FOR SENIOR SUBORDINATED NOTES


DALLAS, Texas December 1, 1998 Gorges/Quik-to-Fix Foods, Inc. ("Gorges" or the "Company") today announced that it had accepted tenders of approximately $30 million in principal amount of its 11 1/2% Senior Subordinated Notes Due 2006, Series B (the "Notes"), or approximately 30% of the Notes outstanding, and that its tender offer for the Notes had been terminated.

The purchase price for the Notes ($320 per $1,000 principal amount, including all accrued and unpaid interest to and through December 1, 1998 to holders who tendered before 10:00 a.m., New York City time on December 1, 1998) has been deposited with IBJ Schroder Bank & Trust Company, the Trustee for the Notes for prompt payment to the holders who tendered.

In connection with the consummation of the tender offer, the Company waived all conditions to the tender offer, including, but not limited to the Senior Financing Condition, the Equity Contribution Condition, the Bridge Financing Condition, the Minimum Tender Condition and the General Conditions. The purchase price was paid with the proceeds for the sale of common stock by the Company's parent holding company to one or more of its existing shareholders.

Contact:

   Gorges/Quik-to-Fix Foods, Inc.
   A. Scott Letier
   Chief Financial Officer
   (972) 690-7675

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